Exhibit 4.2

THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

OF

SURGEPAYS, INC.

Dated as of May 12, 2025

This is to Certify That, FOR VALUE RECEIVED, Funicular Funds, L.P. (“Funicular”) or assigns (“Holder”), is entitled to purchase, subject to the provisions of this Warrant, from SurgePays, Inc., a Nevada corporation (“Company”), Seven Hundred Thousand (700,000) fully paid, validly issued and nonassessable shares (the “Warrant Shares”) of Common Stock of the Company (“Common Stock”) at a price of $6.00 per share (as may be adjusted pursuant to the terms herein, the “Exercise Price”) at any time or from time to time during the period from May 12, 2025 through May 12, 2030, (the “Exercise Period”) however, if such last day of the Exercise Period is not a trading day, then the immediately following trading day. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Common Stock may be adjusted from time to time as hereinafter set forth. This Warrant, together with warrants of like tenor for the purchase of an aggregate of Seven Hundred Thousand (700,000) shares of Common Stock issued pursuant to a Senior Secured Note Purchase Agreement dated May 12, 2025 (the “Purchase Agreement”), are referred to herein collectively as the “Warrants.”

(a) EXERCISE OF WARRANT.

(1) This Warrant may be exercised in whole or in part at any time or from time to time during the Exercise Period by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent (the “Transfer Agent”), if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.. Upon receipt by the Company of this Warrant at its office, or by the Transfer Agent at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) trading days and (ii) the number of trading days comprising the Standard Settlement Period following delivery of the Purchase Form.

(2) At any time during the Exercise Period, if at the time of exercise hereof there is, for any reason, no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the Warrant Shares by the Holder, the Holder may, at its option, exercise this Warrant on a cashless basis by exchanging this Warrant, in whole or in part (a “Warrant Exchange”), into the number of Warrant Shares determined in accordance with this Section (a)(2), by surrendering this Warrant at the principal office of the Company or at the office of its stock transfer agent, accompanied by the Purchase Form. The Warrant Exchange shall take place on the date the Purchase Form is received by the Company (the “Exchange Date”). Certificates for the shares issuable upon such Warrant Exchange, shall be issued as of the Exchange Date and delivered to the Holder within seven (7) days following the Exchange Date. In connection with any Warrant Exchange, this Warrant shall represent the right to subscribe for and acquire the number of Warrant Shares equal to (i) the number of Warrant Shares specified by the Holder in the Purchase Form (the “Total Number”) less (ii) the number of Warrant Shares equal to the quotient obtained by dividing (A) the product of the Total Number and the existing Exercise Price by (B) the current market value of a share of Common Stock. Current market value on the Exchange Date shall mean:

(A) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on The Nasdaq Stock Market, the current market value shall be the last reported sale price of the Common Stock on such exchange or market on the last business day prior to the date of exercise of this Warrant or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or market; or

(B) If the Common Stock is not so listed or admitted to unlisted trading privileges, the current market value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date of the exercise of this Warrant; or

(C) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount, not less than book value thereof as at the end of the most recent fiscal year of the Company ending prior to the date of the exercise of the Warrant, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

(3) The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the resale of the Warrant Shares by the Holder or (B) this Warrant is being exercised via cashless exercise and such Warrant Shares are freely tradable without volume limitation, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Purchase Form by the date that is the earliest of (i) two (2) trading days after the delivery to the Company of the Purchase Form, (ii) one (1) trading day after delivery of the aggregate Exercise Price to the Company and (iii) the number of trading days comprising the Standard Settlement Period after the delivery to the Company of the Purchase Form (such date, the “Warrant Share Delivery Date”). Upon delivery of the Purchase Form, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) trading days and (ii) the number of trading days comprising the Standard Settlement Period following delivery of the Purchase Form. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary trading market with respect to the Common Stock as in effect on the date of delivery of the Purchase Form.

(b) RESERVATION OF SHARES. The Company shall at all times reserve for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of the Warrants.

(c) FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall either pay to the Holder an amount in cash equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(d) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

(e) ANTI-DILUTION PROVISIONS. The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrants shall be subject to adjustment from time to time upon the happening of certain events as follows:

(1) In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged.. Such adjustment shall be made successively whenever any event listed above shall occur.

(2) In the event that at any time, as a result of an adjustment made pursuant to Subsection (1) above, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsection (1) above.

(3) Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement.

(4) If at any time the Company grants, issues or sells any Common Stock or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation (as defined in Section (f) below)) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(f) EXERCISE LIMITATION. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section (a) or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Purchase Form, the Holder (together with the Holder’s affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section (f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section (f), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder, which increase will not be effective until the 61st day after such notice is delivered to the Company.

(g) NOTICES TO WARRANT HOLDERS. So long as the Warrants shall be outstanding, (i) if the Company shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(h) RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant at any time prior to the expiration of the Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section (h) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Subsection (1) of Section (e) hereof.

(i) COMPENSATION FOR BUY-IN. In addition to any other rights available to the Holder, if the Company fails to use commercially reasonable efforts to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section (a)(4) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(j) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, provides to the Company an opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that the transfer of this Warrant does not require registration under the Securities Act.

(k) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

(l) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

(m) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(n) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(o) AMENDMENTS, ETC. The provisions of this Warrant may from time to time be amended, modified or waived, if such amendment, modification or waiver is applicable to all of the Warrants and is in writing and consented to by the Company and the holders of at least a majority of the Warrant Shares issuable upon exercise of the Warrants, including Funicular if it then holds any Warrants, and such amendment, modification or waiver shall be binding upon the holder of this Warrant (and any assignee thereof) regardless of whether the Holder consented to such amendment, modification or waiver; provided that nothing shall prevent the Company and a registered holder from consenting to modifications to this Warrant which affect or are applicable to such registered holder only.

[signatures on following page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

SURGEPAYS, INC.

By:
Name:	Kevin Brian Cox
Title:	Chairman of the Board

Attest:

Name:
Title:

PURCHASE FORM

Dated _______________________________________

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[   ] in lawful money of the United States; or

[   ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection (a)(2), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth therein.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

ASSIGNMENT FORM

FOR VALUE RECEIVED, __________________________________________ hereby sells, assigns and transfers unto
Name ________________________________

(Please typewrite or print in block letters)

Address ______________________________

the right to purchase Common Stock represented by this Warrant to the extent of _______ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint _________ Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date ____________________________________

Signature ________________________________